Exhibit 10.18


                              EMPLOYMENT AGREEMENT
                                  Robert Larson


     This EMPLOYMENT AGREEMENT (the "Agreement") is dated as of September 1, 2004 (the "Effective Date") by and between Citizens Communications Company (the "Company") and Robert Larson ("Executive").

     WHEREAS, Executive is currently employed with the Company as a Senior Vice President and as the Company's Controller and Chief Accounting Officer; and

     WHEREAS, as of the Effective Date, the Company desires to enter into an agreement with Executive embodying the terms of Executive's employment, and Executive desires to enter into such an agreement.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

     1. Term of Employment. Subject to the provisions of Section 8 of this Agreement, Executive shall be employed by the Company, and any of its subsidiaries that the Chief Executive Officer (the "CEO") or the Board of Directors of the Company (the "Board") shall designate for a period commencing on the Effective Date and ending on the fifth anniversary thereof (the "Initial Term"), on the terms and subject to the conditions set forth in this Agreement. Following the Initial Term, the Agreement shall automatically be renewed for additional terms of one year on each anniversary of the last day of the Initial Term (the Initial Term and any annual extensions of the term of this Agreement, together, the "Employment Term"), subject to Section 8 of this Agreement, unless the Company or the Executive gives the other party written notice of non-renewal at least ninety (90) days prior to such anniversary.

     2. Position.

     a. During the Employment Term, Executive shall serve as a Senior Vice President and as the Company's Controller and Chief Accounting Officer and shall report directly to the Chief Financial Officer of the Company. In such position, Executive shall have such duties and authority commensurate with the position of controller and chief accounting officer of a company of similar size and nature and as the Company's Chief Financial Officer shall otherwise determine from time to time.

     b. During the Employment Term, Executive will devote Executive's full business time and best efforts (excluding any periods of vacation or sick leave) to the performance of Executive's duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided that nothing herein shall preclude Executive, subject to the prior approval of the Board, from accepting appointment to or continue to serve on any board of directors or trustees of any business corporation or any charitable organization; provided in each case in the aggregate, that such activities do not conflict or interfere with the performance of Executive's duties hereunder or conflict with Section 10 of this Agreement.

     3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary at the annual rate of $175,000, payable in substantially equal periodic payments in accordance with the Company's practices for other executive employees, as such practices may be determined from time to time. Executive shall be entitled to such increases in Executive's base salary, if any, as may be determined from time to time in the sole discretion of the Chief Financial Officer, the CEO and the Board. Executive's annual base salary, as in effect from time to time, is hereinafter referred to as the "Base Salary."

     4. Annual Bonus. During the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus"), with a target bonus amount equal to 50% of the Base Salary (the "Target Bonus"), with adjustments based on the schedules set forth in the Citizens Incentive Plan, as amended from time to time, but the adjustments shall in no event be less favorable to Executive than those set forth for the 2004 bonus year.

     5. Long-Term Incentive. With respect to each fiscal year during the Employment Term, the Company shall grant no later than each March of the following year to Executive a number of restricted shares of common stock (the "Restricted Shares") with an aggregate value equal to between $200,000 and $300,000, as determined by the Compensation Committee of the Board (the "Compensation Committee"). Subject to Section 8(b)(ii)(D) and Section 8(c)(iii)(D), below, each annual grant of Restricted Shares shall vest and become non-forfeitable as to twenty (20) percent of the shares initially granted, on each anniversary of the date of grant and shall be fully vested and 100 percent non-forfeitable upon the fifth anniversary of the date of grant.

     6. Employee Benefits; Business Expenses.

     a. Employee Benefits. During the Employment Term, Executive (and his eligible dependents) shall be entitled to participate in the Company's pension, profit sharing, medical, dental and other employee benefit plans, (other than severance plans) (the "Company Plans") as in effect from time to time (collectively the "Employee Benefits") on the same basis as those benefits are generally made available to other executives at his level of the Company.

     b. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's policies.

     7. [Intentionally Left Blank.]

     8. Termination. Executive's employment hereunder may be terminated by either party at any time and for any reason; provided that Executive will be required to give the Company at least 60 days advance written notice of any resignation of Executive's employment. Notwithstanding any other provision of this Agreement, the provisions of this Section 8 shall exclusively govern Executive's rights upon termination of employment with the Company.

     a. By the  Company  For  Cause or By  Executive  Resignation  Without  Good
Reason.

     (i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause (as defined below) and shall terminate automatically upon Executive's resignation without Good Reason; provided that Executive will be required to give the Company at least 60 days advance written notice of such resignation.

     (ii) For purposes of this Agreement, "Cause" shall mean Executive's (A) willful and continued failure (other than as a result of physical or mental illness or injury) to perform his material duties (as described in Section 2) to the Company or its subsidiaries which continues beyond 10 days after a written demand for substantial performance is delivered to Executive by the Company (the "Cure Period"), which demand shall identify and describe such failure with sufficient specificity to allow Executive to respond; (B) willful or intentional conduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (C) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude; or (D) material breach of this Agreement, including, without limitation, engaging in any action in breach of Section 9 or Section 10 of this Agreement, which continues beyond the Cure Period (to the extent that, in the Board's reasonable judgment, such breach can be cured). For purposes of this Section 8(a)(ii), no act, or failure to act, on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive's action or inaction was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or other senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

     (iii) If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

          (A) the Base Salary through the date of termination;

          (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed fiscal year;

          (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination;

          (D) any accrued but unpaid vacation; and

          (E) such Employee Benefits, if any, to which Executive may be entitled under the applicable Company Plans upon termination of employment hereunder, (the payments and benefits described clauses (A) through (E) hereof being referred to, collectively, as the "Accrued Rights").

Following such termination of Executive's employment by the Company for Cause or resignation by Executive, except as set forth in this Section 8(a)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          b. Disability or Death.

     (i) Executive's employment hereunder shall terminate upon Executive's death and may be terminated by the Company if Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twelve (12) consecutive month period to perform Executive's duties (such incapacity is hereinafter referred to as "Disability"). Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

     (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or Executive's estate (as the case may be), shall be entitled to receive:

          (A) the Accrued Rights;

          (B) continued payment of Executive's Base Salary during the period commencing on the termination date and ending on the date that is six months after the termination date;

          (C) a pro rata portion of the Annual Bonus, if any, that Executive would have been entitled to receive pursuant to the Citizens Incentive Plan in the year of termination, based on actual performance through the date of termination; and

          (D) all Restricted Shares that have been granted as of the date of termination shall be fully vested and non-forfeitable as of such date, and Executive shall not be entitled to any further annual grants of Restricted Shares under Section 5 of this Agreement.

     (iii)  Upon  termination  of  Executive's   employment   hereunder  due  to
Executive's  death or  Disability,  in addition  to the  benefits  described  in
Section 8(b)(ii) above, the Company shall provide Executive (in the event of his Disability) and Executive's spouse with health benefits (pursuant to the same Company Plans that are health benefit plans and that are in effect for active employees of the Company), at the sole cost of the Company, until the first anniversary of the date of Executive's death or Disability.

Following Executive's termination of employment due to death or Disability, except as set forth in this Section 8(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     c. By the  Company  Without  Cause  or by  Executive  Resignation  for Good
Reason.

     (i) Executive's employment hereunder may be terminated (A) by the Company without Cause (which shall not include Executive's termination of employment due to his Disability) or (B) by Executive for Good Reason (as defined below).

     (ii) For purposes of this Agreement, "Good Reason" shall mean (A) the failure of the Company to pay or cause to be paid Executive's Base Salary or Annual Bonus, when due hereunder, (B) any substantial and sustained diminution in Executive's authority or responsibilities from those described in Section 2 hereof, (C) any relocation of Executive's principal office location more than 25 miles outside of the Stamford, Connecticut metropolitan area, or (D) any other material breach of a material provision of this Agreement; provided that any of the events described in clauses (A) , (B), (C) or (D) of this Section 8(c)(ii) shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason (with sufficient specificity from Executive for the Company to respond to such claim).

     (iii) If Executive's employment is terminated by the Company without Cause (other than by reason of death or Disability) or by Executive for Good Reason, subject to Executive's execution of a release of all then existing claims against the Company and its subsidiaries, affiliates, shareholders, officers, directors, employees and agents, Executive shall be entitled to receive:

          (A) the Accrued Rights;

          (B) subject to Executive's continued compliance with the provisions of
     Section 9 and Section 10 of this Agreement, an amount equal to the greater of (i) three times the sum of the Base Salary and Target Bonus, payable in equal installments over the thirty-six (36) month period commencing on the date of termination, and (ii) continued payment, during the balance of the Initial Term, of the Base Salary and Target Bonus (each period referenced in clause (i) and (ii) hereof shall be referred to in this Agreement as the "Severance Period"); provided, however, that the aggregate amount described in this subsection (B) shall be reduced by any amounts owed by Executive to the Company (to the extent permitted under applicable law);

          (C) continuation of health benefits (pursuant to the same Company Plans that are health benefit plans and that are in effect for active employees of the Company) until the earlier to occur of the end of the Severance Period and the date on which Executive becomes eligible to receive comparable health benefits from any subsequent employer; and

          (D) all Restricted Shares shall be vested and non-forfeitable as of the date of termination, and all other restricted shares and options previously granted to Executive that are not vested as of such date become vested and non-forfeitable or, in the case of options, fully exercisable.

Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's death or Disability) or Executive for Good Reason, except as set forth in this Section 8(c)(iii), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

          d. Change in Control.

     (i) Executive shall also be entitled to the benefits set forth in Section 8(c)(iii) above if, within one year following a Change in Control (defined below), Executive terminates his employment as a result of: (i) any decrease by the Company of the Base Salary or Target Bonus; (ii) any decrease in Executive's pension benefit opportunities or any material diminution in the aggregate employee benefits; or (iii) any material diminution in Executive's title, reporting relationships, duties or responsibilities (each, a "Constructive Termination Event"); provided that either of the events described in clauses (i) and (ii) of this Section 8(d) shall constitute a Constructive Termination Event only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes a Constructive Termination Event; provided, further, that a "Constructive Termination Event" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Company written notice thereof prior to such date.

     (ii) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred:

          (A) When any "person" as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as used in
     Section 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) of the Exchange Act (but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities; or

          (B) Upon the consummation of any merger or other business combination involving the Company, a sale of substantially all of the Company's assets, liquidation or dissolution of the Company or a combination of the foregoing transactions (the "Transactions") other than a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to the Company's assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.

          (iii) Excess Parachute Payments.

          (A) If it is determined (as hereafter provided) that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Severance Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the "Excise Tax"), then Executive shall receive the greater of (x) the Severance Payment, after payment by Executive of the Excise Tax imposed on the Severance Payment and (y) the amount of the Severance Payment (calculated on a net after-tax basis) which could be paid to Executive under Section 280G of the Code without causing any loss of deduction to the Company under such Section (the "Capped Payment").

          (B) Subject to the provisions of Section 8(d)(iii)(A) hereof, all determinations required to be made under this Section 8(d), including whether an Excise Tax is payable by Executive and the amount of such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by Executive). The Accounting Firm shall be directed by the Company or Executive to submit its preliminary determination and detailed supporting calculations to both the Company and Executive within 15 calendar days after the date of Executive's termination of employment, if applicable, and any other such time or times as may be requested by the Company or Executive. If the Accounting Firm determines that any Excise Tax is payable by Executive, the Company shall either (x) make payment of the Severance Payment, less all amounts withheld in respect of the Excise Tax, as required by applicable law, or (ii) reduce the Severance Payment by the amount which, based on the Accounting Firm's determination and calculations, would provide Executive with the Capped Payment, and pay to Executive such reduced amount. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall, at the same time as it makes such determination, furnish Executive with an opinion that he has substantial authority not to report any Excise Tax on his federal, state, local income or other tax return. All fees and expenses of the Accounting Firm shall be paid by the Company in connection with the calculations required by this section.

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

          (C) The federal, state and local income or other tax returns filed by Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by Executive. Executive shall make proper payment of the amount of any Excise Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment.

     e. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 13(h) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

     f. Board/Committee Resignation; Execution of Release of all Claims.

     (i) Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the board of directors (and any committees thereof) of any of the Company's subsidiaries or affiliates.

     (ii) Upon termination of Executive's employment for any reason, Executive agrees to execute a release of all then existing claims against the Company, its subsidiaries, affiliates, shareholders, directors, officers, employees and agents. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive's employment for any reason, Executive shall not receive any payments or benefits to which he may be entitled hereunder (other than those which by law cannot be subject to the execution of a release) (A) if Executive revokes such release or (B) until eight (8) days after the date Executive signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

     9. Non-Competition/Non-Solicitation/Non-Disparagement.

     a. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Employer and its affiliates and accordingly agrees that, during the Employment Term and, for a period of one year following any termination of Executive's employment with the Company (the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly engage in any business that directly or indirectly competes with the business of the Company, or otherwise engage in competition with the Company which is materially detrimental to the Company;

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

     (i)  During  the  Restricted   Period,   Executive  will  not,  whether  on
Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

          (A) solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

          (B) hire any such employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

     b. Executive shall not at any time issue any press release or make any public statement about the Company or any director, officer, employee, successor, parent, subsidiary or agent or representative of, or attorney to the Company (any of the foregoing, a "Company Affiliate") regarding (i) any of the foregoing's financial status, business, services, business methods, compliance with laws, or ethics or otherwise, or (ii) regarding Company partners, personnel, directors, officers, employees, attorneys, agents, including, without limitation, in respect of both clauses (i) and (ii), any statement that is intended or reasonably likely to disparage the Company or any Company Affiliate, or otherwise degrade any Company Affiliate's reputation in the business, industry or legal community in which any such Company Affiliate operates; provided, that, Executive shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to the Company thereof, and (b) defend himself against any statement made by the Company or any Company Affiliate that is intended or reasonably likely to disparage Executive or his spouse or otherwise degrade Executive's reputation in the business, industry or legal community in which Executive operates, only if Executive reasonably believes that the statements made in such defense are not false statements and
(c) provide truthful testimony in any legal proceeding.

     c. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

     10. Confidentiality.

     a. Executive will not at any time (whether during or after Executive's employment with the Company (x) retain or use for the benefit, purposes or account of Executive or any other Person; or (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality
obligations),  any  non-public,   proprietary  or  confidential  information  --
including without limitation rates, trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

     b. "Confidential Information" shall not include any information that is (a) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (b) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (c) required by law to be disclosed; provided that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

     c. Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; provided that Executive may disclose to any prospective future employer the provisions of Section 9 and 10 of this Agreement provided that such potential employer agrees to maintain the confidentiality of such terms.

     d. Upon termination of Executive's employment with the Company for any reason, Executive shall immediately destroy, delete, or return to the Company, at the Company's option, all originals and copies in any form or medium (including memoranda, books, papers, plans, computer files, letters and other data) in Executive's possession or control (including any of the foregoing stored or located in Executive's office, home, laptop or other computer, whether or not Company property) that contain Confidential Information or otherwise relate to the business of the Company, its affiliates and subsidiaries, except that Executive may retain only those portions of any personal notes, notebooks and diaries that do not contain any Confidential Information.

     e. The provisions of this Section 10 shall survive the termination of Executive's employment for any reason.

     11. Specific Performance. Executive acknowledges and agrees that the Employer's remedies at law for a breach or threatened breach of any of the provisions of Section 9 or Section 10 of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     12. Arbitration. Except as provided in Section 11, any other dispute arising out of or asserting breach of this Agreement, or any statutory or common law claim by Executive relating to his employment under this Agreement or the termination thereof (including any tort or discrimination claim), shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place in New York, New York. A court of competent jurisdiction may enter judgment upon the arbitrator's award. All costs and expenses of arbitration (including fees and disbursements of counsel) shall be borne by the respective party incurring such costs and expenses.

     13. Miscellaneous.

     a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without regard to conflicts of laws principles thereof.

     b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

     c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

     e. Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

     f. Set Off; Mitigation. The Company's obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

     g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company and its subsidiaries and Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees. Further, the Company will require any successor (whether, direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets which is required by this Section 13(g) to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement; provided, however, in the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company shall cease to be liable for any of the obligations contained in this Agreement.

     h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                  If to the Company:

                  Citizens Communications Company
                  Three High Ridge Park
                  Building 3
                  Stamford, Connecticut 06905
                  Attention:        Russ Mitten, Esq.

                  With a copy to:

                  Simpson Thacher & Bartlett LLP
                  425 Lexington Avenue
                  New York, New York 10017
                  Attention:        Alvin H. Brown, Esq.

                  If to Executive:

                  To the most recent address of Executive set forth in the personnel records of the Company.

     i. Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

     j. Prior Agreements. This Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates. The provisions of Section 8(c)(iii)(D) shall also supersede any provision of any restricted stock or option agreement or plan which is less favorable to Executive in the treatment of restricted shares or options previously granted to him thereunder upon his termination of employment without Cause or for Good Reason.

     k. Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

     l. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     m. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



CITIZENS COMMUNICATIONS COMPANY:            EXECUTIVE:

/s/  Citizens Communications Company        /s/  Robert Larson
------------------------------------        -------------------
     Citizens Communications Company             Robert Larson


By:  /s/  Rudy Graf
     -------------------------------
          Rudy Graf